press release	corescientific.com
Core Scientific and CoreWeave Announce $1.2 Billion Expansion at Denton, TX Site
Expands Total Contracted HPC Infrastructure by CoreWeave to Approximately 590 Megawatts of Critical IT Load at Six Core Scientific Sites
New Agreement Boosts Total Contracted Revenue to $10.2 Billion over 12-year Contract Terms
AUSTIN, Texas – February 26, 2025 – Core Scientific, Inc. (NASDAQ: CORZ) (“Core Scientific” or the “Company”), a leader in digital infrastructure for high-performance computing (HPC) at scale, today announced an expansion of its relationship with CoreWeave, an AI Hyperscaler. The new agreement brings $1.2 billion in contracted revenue across Core Scientific’s Denton TX location, solidifying Core Scientific’s position as a premier provider of application-specific data centers for HPC workloads.
The 70 MW of expansion at the Denton site brings the full critical IT load to just over 260 MW. The expansion increases CoreWeave’s total contracted HPC infrastructure with Core Scientific to approximately 590 MW across six sites. We believe these enhancements align with CoreWeave’s growing need for robust, high-density infrastructure to support NVIDIA GPU operations.
“We continue to expand our HPC hosting infrastructure,” said Adam Sullivan, Chief Executive Officer of Core Scientific. “By increasing our capacity at Denton, we are building one of the largest GPU supercomputers in North America. This expansion powers artificial intelligence and meets the growing demand for scalable, high-power data center solutions that we believe enterprises require for high-density AI computing.”
Mr. Sullivan added, “Our investment in digital infrastructure is a testament to our commitment to innovation and leadership in the HPC industry. We remain focused on growing our pipeline of infrastructure projects to deliver increasing value to both customers and shareholders alike.”
This latest announcement further positions Core Scientific as a leader in the high-performance compute data center space. The company is actively seeking additional sites to expand its HPC hosting capacity. With over $10 billion in potential cumulative revenue with CoreWeave, we believe Core Scientific is strategically positioned to capitalize on the growing demand for energy-dense, application-specific data centers.
Under the terms of this 70MW expansion, Core Scientific is responsible for funding $104 million of capex ($1.5M per MW) for the powered core and shell, with CoreWeave responsible for the additional capex associated with the expansion. The company also retains the option for two additional five-year renewal terms.

With its 1.3 gigawatts of contracted power, Core Scientific plans to provide a total of approximately 900 MW of gross capacity for HPC hosting to support alternative compute workloads, based on geographic proximity to major cities and fiber lines. The remaining 400 MW of contracted power is currently allocated to support the Company’s bitcoin mining business.

About Core Scientific
Core Scientific is a leader in digital infrastructure for high-performance computing. The company operates dedicated, purpose-built facilities and is a premier provider of digital infrastructure, software solutions and services to our third-party customers. We employ our own large fleet of computers (“miners”) to earn digital assets for our own account and to provide hosting services for large bitcoin mining customers and we are in the process of allocating and converting a significant portion of our nine operational data centers in Alabama (1), Georgia (2), Kentucky (1), North Carolina (1), North Dakota (1) and Texas (3), and our facility in development in Oklahoma to support artificial intelligence-related workloads under a series of contracts that entail the modification of certain of our data centers to deliver hosting services for high-performance computing (“HPC”). To learn more, visit www.corescientific.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “aim,” “estimate,” “plan,” “project,” “forecast,” “opportunity,” “goal,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “potential,” “hope” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include, but are not limited, statements regarding potential benefits of or expectations regarding the strategic relationship, agreements and contemplated transactions with CoreWeave, impacts on the Company’s revenue, financial and other operating results, completion and timing of certain events, impacts on the Company’s trading multiple and ability to deliver shareholder value, the Company’s intention and ability to capitalize on additional or related opportunities, and the Company’s plans, objectives, expectations and intentions. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and other factors, which could include, but are not limited to, unanticipated difficulties or expenditures relating to the strategic relationship, agreements and contemplated transactions with CoreWeave; the possibility that the anticipated revenue, financial and other operational benefits of the strategic relationship, agreements and contemplated transactions and additional opportunities are not realized when expected or at all; disruptions of current plans and operations caused by the announcement and execution of the strategic relationship, agreements and contemplated transactions; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business, regulatory or employee relationships, including those resulting from the announcement or execution of the strategic relationship, agreements and contemplated transactions; unexpected risks or the materialization of risks that are greater than anticipated; unavailability of expected power or materially adverse changes in the terms associated with available power; occurrence of any event, change or other circumstance that could give rise to the termination of the contracts with CoreWeave; delays in required approvals; the availability of government incentives; and legal proceedings, judgments or settlements in connection with the strategic relationship, agreements and contemplated transactions, as well as other risk factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including those identified in the Company’s reports filed with the Securities and Exchange Commission, and if any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Accordingly, undue reliance should not be placed upon the forward-looking statements. The Company does not assume any duty or obligation (and does not undertake) to update or supplement any forward-looking statements.

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